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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                           iDINE REWARDS NETWORKS INC.

                FIRST: Name. The name of the corporation is iDine Rewards Network Inc.

                SECOND: Address; Authorized Agent. The Address of the Corporation's registered office is 229 South State Street, City of Dover, County of Kent, State of Delaware 19901, and the name of its registered agent at such address is United States Corporation Company.

                THIRD: Nature of Business and Purposes. The purpose of the Corporation is to engage in any Lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                FOURTH: Number of Shares.

                1. The total number of shares of capital stock which the Corporation shall have authority to issue is eighty million (80,000,000), of which seventy million (70,000,000) shares shall be shares of Common Stock (hereinafter called "Common Stock"), with a par value of two cents ($.02) per share, and ten million (10,000,000) shares shall be shares of Preferred Stock (hereinafter called "Preferred Stock"), with a par value of ten cents ($.10) per share.

                2. Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to any limitations prescribed by law, to authorize the issuance of one or more series of Preferred Stock, and with respect to each such series to fix by resolution or by resolutions the provisions for the issuance of such series, including the voting powers, full or limited, if any, other powers, if any, and the designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the resolution or resolutions establishing the series of Preferred Stock.

                FIFTH:  Directors.

                1. The management of the business and the conduct of the affair of the Corporation shall be vested in its Board of Directors. Members of the Board of Directors need not be elected by written ballot unless the By-Laws otherwise provide.

                2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from

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time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then authorized.

                3. Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

                4. Subject to the rights of the holders of any series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the Voting Stock (as defined in Article SEVENTH), voting together as a single class.

                5. No alteration, amendment, or repeal of any provision of this Article FIFTH shall shorten the term of any incumbent director.

                SIXTH: Directors' Powers Regarding By-Laws. The Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, subject to the power of the holders of the Corporation's capital stock to alter, amend, or repeal the By-Laws.

                SEVENTH: Special Voting Provisions.

                1. Higher Voting for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Sections 3 and 8 of this Article SEVENTH:

                (a) any merger or consolidation of the Corporation with (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                (b) any sale, lease, license, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation having a Fair Market Value (as hereinafter defined) equal to 1% or more of the Fair Market Value of all of the assets of the Corporation; or

                (c) the issuance or transfer by the Corporation (in one transaction or a series of transactions) of any securities of the Corporation to any Interested Stockholder or any

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Affiliate of any Interested Stockholder constituting 5% or more of the securities of the Corporation outstanding upon the issuance of such securities;
or

                (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

                (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder, shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

                2. Definition of "Business Combination". The term "Business Combination" as used in this Article SEVENTH shall mean any transaction which is referred to in any one or more of subsections (a) through (e) of Section 1 of this Article SEVENTH.

                3.      When Higher Vote is Not Required. The provisions of
Section 1 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and by any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following subsections (a) or
(b) are met:

                (a) Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

                (b) Price and Procedural Requirements. All of the following conditions shall have been met:

                (i) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination (the "Consummation Date"), of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                        (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by the Interested Stockholder or any of its Affiliates (x) within the five-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; and

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                        (B)     the Fair Market Value per share of Common Stock
                on the Announcement Date, or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher.

                (ii) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of shares of any other class or series of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (ii) shall be required to be met with respect to every class and series of outstanding Voting Stock, whether or not the Interested Stockholder or any of its Affiliates has previously acquired any shares of a particular class or series of Voting Stock):

                        (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of such class or series of Voting Stock acquired by the Interested Stockholder or any of its Affiliates (i) within the five-year period immediately prior to the Announcement Date or (ii) in the transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher;

                        (B) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                        (C) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any liquidation, dissolution or winding-up of the Corporation whether voluntary or involuntary.

                (iii) The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder or any of its Affiliates has previously paid for shares of such class or series of Voting Stock. If the Interested Stockholder or any of its Affiliates has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by the Interested Stockholder or an of its Affiliates. The price determined in accordance with clauses (i) and (ii) of this subsection (b) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

                (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:(A) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock of the Corporation; (B) there shall have been (x) no reduction in the quarterly rate of dividends paid on the Common Stork (except as

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        necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, a: (y) an increase in such quarterly rate of dividends paid on such Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (B) neither such Interested Stockholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

                (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (or any subsequent provisions replacing such) (hereinafter referred to as the "Act"), and the rules and regulations of the Securities and Exchange Commission thereunder shall be mailed to all stockholders of the Corporation at least 30 days prior to the Consummation Date (whether or not such proxy or information statement is required to be mailed pursuant to the Act).

                (vi) The holders of all outstanding shares of Voting Stock not beneficially owned by the Interested Stockholder prior to the Consummation Date shall be entitled to receive in such Business Combination cash or other consideration for their shares of such Voting Stock in compliance with clauses (i), (ii) and (iii) of subsection (b) of this Article SEVENTH (provided, however, that the failure of any such holders who are exercising their statutory rights to dissent from such Business Combination and receive payment of the fair value of their shares to exchange their shares in such Business Combination shall not be deemed to have prevented the condition set forth in this clause (vi) from being satisfied).

                4. Certain Definitions. For the purpose of this Article SEVENTH the following shall be deemed to have the meanings specified below:

                        (a) The term "person" shall mean any individual, firm, corporation or entity.

                        (b) The term "Interested Stockholder" shall mean any person (other than the Corporation) who or which:

                        (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding Voting Stock; or

                        (ii) is an Affiliate of the Corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

                        (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the five-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or

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        succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended (or any subsequent provisions replacing such statute).

                (c) A person shall be deemed a "beneficial owner" of any Voting Stock:

                        (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 of the Act, as in effect on June 4, 1986; or

                (ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

                (iii) which is beneficially owned, directly or indirectly, within the meaning of Rule 13-3 of the Act, as in effect on June 4, 1986, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                (d) For the purpose of determining whether a person is an Interested Stockholder pursuant to subsection (b) of this Article SEVENTH, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subsection (c) of this Article SEVENTH but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                (e) The terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act, as in effect on June 4, 1987.

                (f) The term "Fair Market Value" shall mean: (i) in the case of stock, the highest closing sale price during the 30 day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith, in each case with respect to any class of such stock, appropriately adjusted for any dividend or distribution in shares of such stock of any subdivision or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a

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smaller number of shares of such stock; and (ii) in the case of properly other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

                (g) In the event of any Business Combination in which the Corporation is the survivor the phrase "consideration other than cash to be received" as used in clauses (i) and (ii) of subsection (b) of Section 3 shall include the shares of outstanding Common Stock and/or the shares of any other class or series of outstanding Voting Stock retained by the holders of such shares.

                (h) The term "Disinterested Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and who was a member of the Board of Directors prior to the Determination Date, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of the total number of Disinterested Directors then on the Board of Directors.

                (i) References to the "highest price per share" shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any subdivision or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

                5. Powers of the Board of Directors. A majority of the Board of Directors of the Corporation shall have the power and duty to determine for the purpose of this Article SEVENTH, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Stockholder. Once the Board of Directors has made a determination, pursuant to the preceding sentence, that a person is an Interested Stockholder, a majority of the total number of Directors of the Corporation who would qualify as Disinterested Directors shall have the power and duty to interpret all of the terms and provisions of this Article SEVENTH, and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with this Article SEVENTH, including, without limitation, (a) the number of shares of Voting Stock beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, (c) whether the assets which are the subject of any Business Combination have an aggregate Fair Market Value of 1% or more of the Fair Market Value of all of the Corporation's assets, (d) the Fair Market Value of stock or other property in accordance with Section 4(f) of this Article SEVENTH, and (e) whether all of the applicable conditions set forth in subsection (b) of Section 3 have been met with respect to any Business Combination. Any determination pursuant to this Section 5 made in good faith shall be binding and conclusive on all parties.

                6. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article SEVENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                7. Amendment, Repeal, Etc. Notwithstanding any other provisions of this Certificate of Incorporation or the by-laws of the Corporation or any provision of law which

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might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class of series of the Voting Stock required by law, the affirmative vote of the holders of 80% or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article SEVENTH.

                8. No Effect on Certain Merger. Nothing contained in this Article SEVENTH shall apply to any merger of Transmedia Network Inc., a Colorado corporation ("Transmedia Colorado"), into the Corporation for purposes of the reincorporation of Transmedia Colorado in Delaware.

                EIGHTH: Indemnification and Limitation of Director Liability.

                1       A director of the Corporation shall not be personally
liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                2. (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, with respect to persons covered by this indemnification provision prior to the date of such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto, unless such amendment has retroactive effect, in which case indemnification rights will be limited accordingly), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee

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only if such proceeding (or part thereof) was authorized by the Board of
Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of the expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication" that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

                (b) Right of Indemnitee to Bring Suit. If a claim under paragraph (a) of this Section 2 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 2 or otherwise shall be on the Corporation.

                (c) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise,

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                (d)     Insurance. The Corporation may maintain insurance, at
its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                (e) Indemnification of Employee and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

                NINTH: Changes in Certificate of Incorporation. To the extent now or hereafter permitted by law, the Corporation reserves the right to amend, alter, change, supplement or repeal any provision of this Certificate of Incorporation, as from time to time amended, altered, changed, supplemented or repealed, and all rights of stockholders, directors, officers, employees and agents are subject to this express reservation.

                TENTH: Name and Address of Incorporator. The name and mailing address of the incorporator is Ellen A. Gibson, Esq., Slade & Pellman, 850 Third Avenue, New York, New York 10022.